SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to SECTION 14(c)

of the Securities Exchange Act of 1934
(Amendment No. __)

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☒ Preliminary Information Statement

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☐ Definitive Information Statement

BBH TRUST

On behalf of the

BBH Partner Fund - International

(Name of Registrant As Specified In Charter)

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INFORMATION STATEMENT

BBH TRUST

140 Broadway

New York, NY 10005

BBH PARTNER FUND - INTERNATIONAL EQUITY

Class I Shares

Dear Shareholder:

On July 17, 2023, the Fund’s Board of Trustees (the “Board”) approved Trinity Street Asset Management, LLP (“Trinity Street”) to serve as a sub-adviser for the BBH Partner Fund - International Equity (the “Fund”) effective August 18, 2023 (the “Effective Date”), pursuant to a sub-advisory agreement between Brown Brothers Harriman & Co. through a separately identifiable department (the “Investment Adviser”) and Trinity Street. On the Effective Date, Trinity Street became a sub-adviser to the Fund and began day-to-day portfolio management of a portion of the Fund’s assets. Select Equity Group, L.P. (“Select Equity Group”) remains a sub-adviser to the Fund and continues the day-to-day portfolio management of a separate portion of the Fund’s assets. The Investment Adviser employs a “manager of managers” investment approach, whereby it allocates the Fund’s assets to Trinity Street and Select Equity Group.

The Trust received an exemption from the U.S. Securities and Exchange Commission (“SEC”) issued on November 15, 2005 (the “SEC Order”), permitting the Investment Adviser, subject to the approval of the Board, including a majority of the trustees who are not “interested persons” as defined in Section 2(a)(19) of the Investment Company Act of 1940 (the “1940 Act”) (the “Independent Trustees”), to enter into or materially amend investment sub-advisory agreements with sub-advisers without obtaining shareholder approval. Accordingly, the approval of the sub-advisory agreement with Trinity Street does not require shareholder approval.

We are not asking you for a proxy and you are requested not to send us a proxy.

As a condition of relying on the SEC Order, the Investment Adviser is required to furnish Fund shareholders with an information statement whenever a sub-advisory agreement is entered into or materially amended. This Information Statement presents details regarding Trinity Street and the sub-advisory agreement.

APPOINTMENT OF TRINITY STREET

Investment Adviser’s Recommendation and the Board’s Consideration

At the meeting of the Board held on July 17, 2023 (the “Meeting”), the Investment Adviser recommended the approval of, and the Board, including all of the Independent Trustees, approved, the sub-advisory agreement with Trinity Street on behalf of the Fund. The Investment Adviser’s recommendation was based on, among other factors, the Investment Adviser’s evaluation of Trinity Street’s performance as an adviser during various time periods and market cycles, Trinity Street’s reputation, experience, investment philosophy and policies, and the Investment Adviser’s determination that Trinity Street’s investment strategy is complementary to the investment strategy of Select Equity Group.

After reviewing written and oral information from the Investment Adviser and Trinity Street, the Board determined that the proposed sub-advisory agreement with Trinity Street was in the best interests of the Fund and its shareholders. The Board considered information relating to portfolio managers, investment philosophies, strategies, and processes, as well as other factors. In approving Trinity Street as a sub-adviser to the Fund, the Board carefully evaluated: (i) the nature and quality of the services expected to be rendered to the Fund; (ii) the distinct investment objective and policies of the Fund; (iii) the history, reputation, qualification and background of Trinity Street’s personnel and Trinity Street’s financial condition; (iv) the performance record of Trinity Street; and (v) other factors deemed relevant.

The following is a summary of the factors the Board considered in making its determination to approve the sub-advisory agreement. No single factor was identified as the principal factor in determining whether to approve the agreement, and individual Trustees may have given different weight to various factors. The Board reviewed these factors with counsel to the Trust. The Board concluded that terms of the sub-advisory agreement were fair and reasonable and that the fee to be paid to Trinity Street was reasonable in light of the services to be provided.

Nature, Extent and Quality of the Services

In evaluating the nature, extent and quality of the services to be provided by Trinity Street under the Sub-Advisory Agreement, the Board considered, among other things, information provided by the Investment Adviser and Trinity Street regarding the operations, facilities, organization and personnel of Trinity Street, the anticipated ability of Trinity Street up to perform its duties under the Sub-Advisory Agreement, and the anticipated changes to the current investment program and other practices of the Fund, including proposed changes to the Fund’s principal investment strategies. The Board considered that the appointment of Trinity Street is not expected to result in any diminution in the nature, extent and quality of services provided to the Fund and its shareholders, including compliance services. The Board considered that, although Trinity Street did not have prior experience managing registered investment companies, Trinity Street is an experienced and respected asset management firm and that the Investment Adviser believed that Trinity Street has the capabilities, experience, resources and personnel necessary to provide sub-advisory services to the Fund based on the assessment of their organization, investment talent, and strong back office. The Board considered whether Trinity Street would be able to provide sub-advisory services that are appropriate in scope and extent in light of the investment program for the Fund and whether Trinity Street’s portfolio management team has demonstrated its ability to adhere to compliance procedures. The Board also considered the quality of the investment research capabilities of Trinity Street and the other resources it has dedicated to performing services for the Fund. On the basis of these considerations, together with other information considered, the Board determined that it was satisfied with the nature, extent and quality of the services to be provided by Trinity Street.

Performance

The Board considered Trinity Street’s performance relating to its other accounts, including pooled investment vehicles, investment management experience, capabilities and resources. The Board further considered information regarding Trinity Street’s investment philosophy, the proposed portfolio construction for the potion of the Fund that Trinity Street would manage, and investment techniques to be employed. On the basis of this information and the Board’s assessment of the nature, extent and quality of the services to be provided by Trinity Street, the Board concluded that Select Equity Group is capable of generating a level of investment performance that is appropriate in light of the proposed changes to the Fund’s principal investment strategy.

Cost of Services to be Provided and Profitability

The Board considered the proposed sub-advisory fee schedule under the Sub-Advisory Agreement and the estimated profitability analysis provided by Trinity Street, noting that the Investment Adviser would be responsible for paying the sub-advisory fee out of the fee it receives from the Fund. The Board considered that the sub-advisory fee schedule payable by the Investment Adviser to Trinity Street is the same as that which is paid to the Fund’s other sub-adviser. The Board considered whether there will be any incidental benefits expected to be derived by Trinity Street from its relationship with the Fund. On the basis of these considerations, together with other information considered, the Board determined that the sub-advisory fee to be received by Trinity Street under the Sub-Advisory Agreement is reasonable in light of the sub-advisory services to be provided.

Economies of Scale

In evaluating the extent to which the sub-advisory fees payable under the Sub-Advisory Agreement reflect economies of scale or would permit economies of scale to be realized in the future, the Board considered the sub-advisory fee schedule and the existence of breakpoints in both the advisory and sub-advisory fee schedules. The Board considered that the Investment Adviser believes that the appointment of Trinity Street, as sub-adviser, has the potential to attract additional assets because of Trinity Street’s asset management capabilities. The Board also considered that it would have the opportunity to periodically reexamine the appropriateness of the advisory fees payable by the Fund to the Investment Adviser, and sub-advisory fees payable by the Investment Adviser to Trinity Street, in light of any asset growth experienced in the future.

Fall-Out Benefits

The Board considered whether there will be any incidental benefits expected to be derived by Trinity Street from its relationship with the Fund.

Sub-Advisory Agreement with Trinity Street

The terms of the sub-advisory agreement are similar in all material respects to the agreements between the Investment Adviser and the Trust’s other sub-advisers. The sub-advisory agreement provides that, subject to the supervision of the Investment Adviser and oversight of the Board, Trinity Street shall manage the investments of the portion of the Fund’s assets allocated to it in accordance with the Fund’s investment objective, policies, and restrictions, and in compliance with the requirements applicable to registered investment companies and such other limitations as the Investment Adviser may institute. The sub-advisory agreement provides that Trinity Street will exercise its best judgment in rendering its services to the Fund and, except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or the Investment Adviser in connection with the matters to which the sub-advisory agreement relates, except a loss resulting from the Trinity Street’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under the sub-advisory agreement.

Under the sub-advisory agreement, the Investment Adviser pays Trinity Street a sub-advisory fee at an annual rate of 0.60% of the Fund’s average daily net assets up to and including $3 billion and 0.55% of the Fund’s average daily net assets over $3 billion.

The sub-advisory agreement was effective August 18, 2023 and has an initial term ending August 17, 2025. Thereafter, continuance of the sub-advisory agreement will require the annual approval of the Board, including a majority of the Independent Trustees.

The Sub-Advisory Agreement may be terminated: (i) at any time, without the payment of any penalty, by the Trust on 60 days written notice to Trinity Street, or (ii) by Trinity Street at any time, without the payment of any penalty, on 90 days written notice to the Adviser or (iii) immediately, if, in the reasonable judgment of the Adviser, Trinity Street becomes unable to discharge its duties and obligations.

Additional Information about Trinity Street

Trinity Street is located at 1 Cavendish Place, London, W1G 0QF. Trinity Street is registered with the SEC as an investment adviser.

Listed below are the names and principal occupations of the directors and/or principal executive officers of Trinity Street. The principal business address of each director and/or officer, as it relates to his or her duties at Trinity Street, is the same as that of Trinity Street.

Name	Position with Trinity Street	Years with Trinity Street
Richard J. Bruce	Founding Partner, CEO, CIO, Portfolio Manager	21
Charles H. E. Bell	Partner, Deputy CEO, Portfolio Manager	16
Nicholas D.R. Mayor	Partner, Head of Research, Portfolio Manager	6
Piotr J. Krupa	Junior Portfolio Manager	8

OTHER INFORMATION

Investment Adviser

Brown Brothers Harriman & Co., through a separately identifiable department, serves as the investment adviser to the Fund and is located at 140 Broadway New York, NY 10005.

Distributor

The Trust’s distributor, ALPS Distributors, Inc., is located at 1290 Broadway, Suite 1000, Denver, CO 80203.

Administrator

Brown Brothers Harriman & Co. serves as the administrator to the Fund and is located at 50 Post Office Square, Boston, MA 02110.

Affiliated Broker Commissions

During the fiscal year ended October 31, 2023, the Fund did not make any brokerage commission payments to affiliated brokers.

Share Ownership

To the knowledge of the Trust, as of October 31, 2023, the Board and officers of the Fund as a group owned, of record, less than 1% of the outstanding shares of the Fund. As of October 31, 2023, Brown Brothers Harriman & Co. owned of record approximately 96.85% of the Fund’s approximately 134,311,011shares.

Householding

Only one copy of this Information Statement is mailed to households, even if more than one person in a household is a shareholder of record, unless the Fund has received instructions to the contrary. If you need additional copies of this Information Statement, or if you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-800-625-5759 or by writing to the Trust at 140 Broadway, New York, NY 10005.

Annual/Semi-Annual Reports

Shareholders can obtain a copy of the Fund’s most recent Annual Report and any Semi-Annual Report following the Annual Report, without charge, by calling 1-800-625-5759 or by writing to the Trust at 140 Broadway, New York, NY 10005.

/s/ Brian J. Carroll
Brian J. Carroll
Secretary of the Trust
November 20, 2023

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